Exhibit 99.4

NEPHROS, INC.

UP TO 5,000,000 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE
RIGHTS TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [________ __], 2014, SUBJECT TO EXTENSION.

To Our Clients:

We are sending this letter to you because we hold shares of NEPHROS, INC. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) and/or Company warrants (the “Warrants”) for you. The Company has commenced a rights offering of up to an aggregate of 5,000,000 shares of Common Stock of the Company (the “Shares”) at a subscription price of $0.60 per Share (the “Subscription Price”), for up to an aggregate purchase price of $3,000,000, pursuant to the exercise of non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of Shares of the Common Stock and the Warrants as of [________ __], 2014 (the “Record Holders”). The Subscription Rights are described in the Company’s prospectus, dated [________ __], 2014 (the “Prospectus”), and evidenced by a subscription certificate (the “Subscription Certificate”) registered in your name or in the name of your nominee.

The Company has distributed one Subscription Right for each Share of Common Stock outstanding and for each Share of Common Stock underlying a Warrant owned on [________ __], 2014. Each Subscription Right entitles the Record Holder to purchase [________] of a Share at the Subscription Price (the “Basic Subscription Privilege”). Record Holders who exercise their Basic Subscription Privilege in full may also subscribe for additional Shares not subscribed for by other Subscription Rights holders in the Rights Offering at the same Subscription Price (the “Over-Subscription Privilege”). There is no minimum number of Shares any Record Holder of Subscription Rights must purchase, but Record Holders may not purchase fractional Shares, and we will round the number of Shares issued up to the nearest whole number. See “The Rights Offering–The Subscription Rights” in the Prospectus.

If you wish to exercise your Over-Subscription Privilege, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased pursuant to your Basic Subscription Privilege). If an insufficient number of Shares is available to fully satisfy all Over-Subscription Privilege requests, the available Shares will be allocated proportionately among Record Holders who exercise their Over-Subscription Privileges based on the number of Shares each such Record Holder subscribed for pursuant to the Basic Subscription Privilege. To the extent you properly exercise your Over-Subscription Privilege for an amount of Shares that exceeds the number of unsubscribed Shares available to you, any excess subscription payment received by the subscription agent, Continental Stock Transfer & Trust Company, will be promptly returned to you, without interest or deduction.  See “The Rights Offering–The Subscription Rights–Over-Subscription Privilege” in the Prospectus. We are (or our nominee is) the Record Holder of the Common Stock and/or of the Warrants held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock and/or the Warrants we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

We have enclosed your copy of the following documents:

1.	Letter to Stockholders and/or Warrantholders from the Company;

2.	Prospectus; and

3.	Beneficial Owner Election Form.

Exhibit 99.4

The Subscription Rights will expire if not exercised by 5:00 p.m., Eastern Time, on [________ __], 2014, subject to extension or earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock and/or the Warrants carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact John C. Houghton, the Company’s President, Chief Executive Officer and Acting Chief Financial Officer, at (201) 343-5202 ext. 101.